UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Universal Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING OF SHAREHOLDERS

June 30, 2004

Dear Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Universal Corporation, which is to be held in the Company’s headquarters building located at 1501 North Hamilton Street, Richmond, Virginia, on Thursday, August 5, 2004, commencing at 2:00 p.m. Eastern Standard Time. At the meeting, you will be asked to elect four directors to serve three-year terms, and to re-approve the Universal Corporation Executive Officer Annual Incentive Plan, as amended.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. You can vote by signing, dating, and returning the enclosed proxy card or voting instruction. Also, registered shareholders and participants in plans holding shares of the Company’s Common Stock may vote by telephone or over the Internet. Instructions for using these convenient services are set forth in the instructions for voting that are attached to the proxy card. Beneficial owners of shares held in street name should follow the enclosed instructions for voting their shares. I hope you will be able to attend the meeting, but even if you cannot, please vote your shares as soon as you can.

Sincerely,

/s/ ALLEN B. KING
ALLEN B. KING
Chairman, President, and Chief Executive Officer

Universal Corporation

P.O. Box 25099

Richmond, Virginia 23260

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Universal Corporation (the “Company”) will be held in the Company’s headquarters building located at 1501 North Hamilton Street, Richmond, Virginia, on Thursday, August 5, 2004, at 2:00 p.m. Eastern Standard Time, for the following purposes:

(1)	to elect four directors to serve three-year terms;

(2)	to re-approve the Universal Corporation Executive Officer Annual Incentive Plan, as amended; and

(3)	to act upon such other matters as may properly come before the meeting or any adjournments thereof.

Only holders of record of shares of the Company’s Common Stock at the close of business on June 22, 2004, shall be entitled to vote at the meeting.

By Order of the Board of Directors,

George C. Freeman, III
Secretary

June 30, 2004

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of the Company. A shareholder may revoke the proxy at any time prior to its use. Proxies properly executed and received by the Secretary prior to the Annual Meeting of Shareholders (the “Annual Meeting”) and not revoked will be voted in accordance with the terms thereof. Registered shareholders and participants in plans holding shares of the Company’s Common Stock (“Common Stock”) are urged to deliver proxies and voting instructions by calling a toll-free telephone number, by using the Internet, or by completing and mailing the enclosed proxy or voting instruction. The telephone and Internet voting procedures are designed to authenticate shareholders’ and plan participants’ identities, to allow shareholders and plan participants to give their voting instructions, and to confirm that such instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card or voting instruction. Registered shareholders and plan participants may also send their proxies or voting instructions by completing, signing, and dating the enclosed proxy or voting instruction and returning it as promptly as possible in the enclosed postage-paid envelope. If your shares are held in street name with your bank or broker, please follow the instructions for voting attached to the proxy card that is enclosed with this Proxy Statement.

The Company will pay all of the costs associated with the proxy solicitation. Proxies are being solicited by mail and may also be solicited in person or by telephone, telefacsimile, or other means of electronic transmission by directors, officers, and employees of the Company. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares of Common Stock. It is contemplated that additional solicitation of proxies will be made by D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, at an anticipated cost to the Company of approximately $4,000, plus reimbursement of out-of-pocket expenses.

The Company changed its fiscal year to March 31 from June 30, effective March 31, 2004. Fiscal year 2004 information in this Proxy Statement covers the nine-month period from July 1, 2003, through March 31, 2004, and all references to fiscal year 2004 in this document refer to that period except as otherwise noted. Information for prior fiscal years covers the twelve-month periods from July 1 to June 30.

This Proxy Statement will be mailed on or about June 30, 2004, to registered holders of Common Stock.

VOTING RIGHTS

The Company had outstanding, as of June 22, 2004, 25,515,489 shares of Common Stock, each of which is entitled to one vote. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Only shareholders of record at the close of business on June 22, 2004, will be entitled to vote.

The Company is not aware of any matters that are to come before the Annual Meeting other than those described in this Proxy Statement. However, if other matters do properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to exercise the discretionary authority conferred by the proxy to vote such proxy in accordance with their best judgment.

Proposal One

ELECTION OF DIRECTORS

Four directors are to be elected at the Annual Meeting for terms of three years. Seven other directors have been elected to terms expiring in 2005 or 2006, as indicated below. The following pages set forth certain information for each nominee and each incumbent director as of March 31, 2004, except as otherwise noted. With the exception of Chester A. Crocker, all of the nominees and all the incumbent directors listed below were directors previously elected by the shareholders.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. With a plurality vote, the nominees that receive the highest vote totals for the director positions up for election will be elected. Votes that are withheld and shares held in street name (“Broker Shares”) that are not voted in the election of directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as directors. If, at the time of the Annual Meeting, any nominee should be unavailable to serve as a director, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. The Board of Directors, in its business judgment, has determined that each of the nominees for election this year, and each of the standing directors except Mr. King, are independent as defined by New York Stock Exchange listing standards.

Nominees for Election Whose Terms Expire in 2007

CHESTER A. CROCKER, 62, is a professor of strategic studies at Georgetown University’s Walsh School of Foreign Service (an urban, private research university), and the Chairman of the Board of Directors of the United States Institute of Peace (an independent Federal institution). He has held these positions for more than five years. Mr. Crocker is a director of ASA Limited. Mr. Crocker was recommended to the Executive Compensation, Nominating, and Corporate Governance Committee as a nominee by a non-management director of the Company.

CHARLES H. FOSTER, JR., 61, is Chairman and Chief Executive Officer of LandAmerica Financial Group, Inc. (a title insurance holding company). He has held these positions for more than five years. Mr. Foster is a director of Overnite Corporation. He is Chairman of the Finance Committee and a member of the Executive Committee and the Executive Compensation, Nominating, and Corporate Governance Committee. Mr. Foster has been a director since 1995.

THOMAS H. JOHNSON, 54, is Chairman, President, and Chief Executive Officer of Chesapeake Corporation (“Chesapeake”) (a specialty packaging company). From 1997 to 2000, he was President and Chief Executive Officer of Chesapeake. He is a member of the Audit Committee and the Pension Investment Committee and has been a director since 2001.

JEREMIAH J. SHEEHAN, 65, retired as Chairman of the Board and Chief Executive Officer of Reynolds Metals Company (an aluminum and aluminum foil producer) on May 4, 2000, having served in those positions since 1996. He is Chairman of the Executive Compensation, Nominating, and Corporate Governance Committee and a member of the Audit Committee and the Executive Committee. Mr. Sheehan has been a director since 1998.

The Board of Directors recommends that the shareholders vote for the nominees set forth above.

Incumbent Directors Whose Terms Expire in 2006

JOHN B. ADAMS, JR., 59, is President, Chief Executive Officer, and a director of Bowman Companies (a private land development company), positions he has held for more than five years. Mr. Adams is a member of the Audit Committee and has been a director since May 2003.

JOSEPH C. FARRELL, 68, retired as Chairman, President, and Chief Executive Officer of The Pittston Company, now known as The Brink’s Company (a mineral products, transportation, and security services company), on March 1, 1998, having served in those positions for more than five years. He is a director of ASA Limited. Mr. Farrell is a member of the Executive Committee, the Executive Compensation, Nominating, and Corporate Governance Committee, and the Pension Investment Committee. He has been a director since 1996.

WALTER A. STOSCH, 67, is a principal in the accounting firm of Stosch, Dacey & George P.C., a position he has held for more than five years. Prior to that time, he was a partner in the accounting firm of Deloitte & Touche, L.L.P. He currently serves as Senate Majority Leader of the Virginia General Assembly. He is Chairman of the Audit Committee and a member of the Finance Committee. He has been a director since 2000.

EUGENE P. TRANI, 64, is President of Virginia Commonwealth University (an urban, public research university), a position he has held for more than five years. He is a director of LandAmerica Financial Group, Inc. Dr. Trani is a member of the Finance Committee and the Pension Investment Committee and has been a director since 2000.

Incumbent Directors Whose Terms Expire in 2005

ALLEN B. KING, 58, is Chairman, President, and Chief Executive Officer of the Company. Mr. King was elected Chairman on October 28, 2003. Prior to becoming President and Chief Executive Officer on January 1, 2003, Mr. King was President and Chief Operating Officer of the Company, positions he held for more than five years. Mr. King is a director of Circuit City Stores, Inc. He is Chairman of the Executive Committee and a member of the Finance Committee. Mr. King has been a director since 1989.

EDDIE N. MOORE, JR., 56, is President of Virginia State University (an urban, public research university), a position he has held for more than five years. He is a member of the Audit Committee and the Pension Investment Committee and has been a director since 2000.

HUBERT R. STALLARD, 67, retired as President and Chief Executive Officer of Bell-Atlantic Virginia, Inc., now known as Verizon Virginia Inc. (a telecommunications company), on February 29, 2000, having served in those positions since 1989. Mr. Stallard is Chairman of the Pension Investment Committee and a member of the Executive Committee and the Executive Compensation, Nominating, and Corporate Governance Committee. He has been a director since 1991.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock by each person or group known by the Company to beneficially own more than 5% of the outstanding shares of such stock.

Name of Beneficial Owner	Number of Shares	Percent of Class (%)[1]
Dreman Value Management, LLC	3,188,444[2]	12.5
520 East Cooper Avenue, Suite 230-4
Aspen, Colorado 81611
Deutsche Bank AG
Taunusanlage 12, D-60323
Frankfurt am Main
Federal Republic of Germany
AXA	1,340,455[3]	5.3
25 avenue Matignon
75008 Paris, France
AXA Assurances I.A.R.D. Mutuelle
370 rue Saint Honore
75001 Paris, France
AXA Assurances Vie Mutuelle
370 rue Saint Honore
75001 Paris, France
AXA Courtage Assurance Mutuelle
26 rue Louis le Grand
75002 Paris, France
AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104

[1]	The percents shown in the table are based on 25,515,489 shares of Common Stock outstanding on June 22, 2004.

[2]

Dreman Value Management LLC, acting as investment adviser to various investment companies, held sole voting power over 462,993 shares of Common Stock, shared voting power over 2,725,451 shares of Common Stock, and sole dispositive power over 3,188,444 shares of Common Stock as reported on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2004. According to an amended Schedule 13G filed with the Securities and Exchange Commission on April 13, 2004, Deutsche Bank AG, acting as a parent or holding company, through its subsidiaries, held sole voting power over 2,576,477 shares of Common Stock, sole dispositive power over 2,576,692 shares of Common Stock and shared dispositive power over 1,000 shares of Common Stock. The amended Schedule 13G also indicates the following: 1) Deutsche Investment Management Americas Inc., a subsidiary of Deutsche Bank AG, acting as investment advisor to various investment companies, held sole voting and dispositive power over 2,569,420 shares of Common Stock; and 2) Deutsche Bank Trust Company Americas, a subsidiary of Deutsche Bank AG, acting as a bank, held sole voting power over 7,057 shares of Common Stock, sole dispositive power over 7,272 shares of Common Stock, and shared dispositive power over 1,000 shares of Common Stock. Dreman Value Management, LLC is not an affiliated company of Deutsche Bank AG, but manages accounts held by Deutsche Bank AG. The Company’s management believes, based on discussions with Dreman Value Management, LLC and Deutsche Bank AG and a review of their filings with the Securities and Exchange Commission, that the shares reported by Deutsche

Bank AG in its amended Schedule 13G are included in the amount identified by Dreman Value Management, LLC in its Schedule 13G.

[3]	As reported on a Schedule 13G, filed on February 10, 2004. The Schedule 13G indicates that AXA holds its reported shares as an affirmed member of a group, which includes the entities listed above with AXA. Each member of the group is reported as holding sole voting power over 1,124,475 shares of Common Stock, shared voting power over 5,725 shares of Common Stock, and sole dispositive power over 1,340,445 shares of Common Stock.

Directors and Executive Officers

The following table sets forth as of June 22, 2004, certain information with respect to the beneficial ownership of shares of Common Stock by (i) each director or nominee, (ii) each executive officer listed in the Summary Compensation Table (the “Named Executive Officers”), and (iii) all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares [1,2]	Percent of Class
John B. Adams, Jr.	3,000	*
Chester A. Crocker	0	*
Joseph C. Farrell	25,430	*
Charles H. Foster, Jr.	14,500	*
Thomas H. Johnson	8,300	*
Allen B. King	139,913	*
Eddie N. Moore, Jr.	8,265	*
Hartwell H. Roper	86,830	*
Jeremiah J. Sheehan	11,459	*
Hubert R. Stallard	13,201	*
James H. Starkey, III	67,563	*
Walter A. Stosch	9,100	*
William L. Taylor	77,512	*
Eugene P. Trani	9,266	*
Jack M. M. van de Winkel	500	*

All directors, nominees and executive officers as a group (17 persons)	492,570	1.9%

*	Percentage of ownership is less than 1% of the outstanding shares of Common Stock.

[1]	The number of shares of Common Stock shown in the table includes 95,000 shares that certain directors and executive officers of the Company have the right to acquire through the exercise of stock options within 60 days following June 22, 2004. The table does not include shares that certain officers of the Company may acquire upon the exercise of stock options that, except under extraordinary circumstances, are automatically exercisable at not less than six-month intervals when at least a minimum stock price appreciation has occurred.

[2]	The number of shares of Common Stock shown in the table includes 67,506 shares held for executive officers in the Employees’ Stock Purchase Plan of Universal Leaf Tobacco Company, Incorporated (“Universal Leaf”). The Employees’ Stock Purchase Plan of Universal Leaf held 807,218 shares or 3.2% of the shares of Common Stock outstanding on June 22, 2004. The number of shares also includes 400 shares that are jointly or solely held by minor children or other children living at home or held in fiduciary capacities. Such shares may be deemed to be beneficially owned by the rules of the Securities and Exchange Commission but inclusion of the shares in the table does not constitute admission of beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to the Company.

Based solely on a review of the copies of reports furnished to the Company and the written representations of its directors and executive officers, the Company believes that, during the preceding fiscal year, all filing requirements applicable to directors and executive officers were satisfied.

CORPORATE GOVERNANCE AND COMMITTEES

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, President, and Chief Executive Officer and other officers by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices followed by the Company are summarized below.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to the qualification and selection of directors, director orientation and continuing education, director responsibilities, Board composition and performance, director access to management and independent advisors, director compensation, management evaluation and succession, evaluation of the Board’s performance, and various other issues. The Guidelines are available to shareholders and the public free of charge under the “Investor/Corporate Governance” section of the Company’s website at www.universalcorp.com. A printed copy is available to any shareholder free of charge upon written request to the Treasurer of the Company, at Universal Corporation, 1501 North Hamilton Street, Richmond, Virginia 23230.

The Board of Directors, in its business judgment, has determined that nine of its ten members are independent as defined by the New York Stock Exchange listing standards. In reaching this conclusion, the Board evaluated each director in light of the specified independence tests set forth in the New York Stock Exchange listing standards. In addition, the Board considered whether the Company and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. The Board evaluated such relationships, if any, with respect to each director except Mr. King, the Company’s Chairman, President, and Chief Executive Officer, and determined that no such relationships were material.

Code of Ethics

The Board of Directors has adopted a Business Ethics Policy applicable to directors, officers, and employees of the Company and each of its subsidiaries and controlled affiliates. The Business Ethics Policy includes the New York Stock Exchange requirements for a “Code of Business Conduct and Ethics” and the Securities and Exchange Commission requirements for a “Code of Ethics for Senior Financial Officers.” The Business Ethics Policy addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest, and insider trading. The Business Ethics Policy is available to shareholders and the public free of charge under the “Investor/Corporate Governance” section of the Company’s website at www.universalcorp.com. A printed copy is available to any shareholder free of charge upon written request to the Treasurer at the address set forth above.

Board and Committee Meeting Attendance

In 2003, there were four meetings of the Board of Directors. Each director attended 75% or more of the total number of meetings of the Board and of the committees on which he served.

Executive Sessions

The independent directors of the Board meet in executive session at least annually without management or employee directors present. The independent directors designate the director who will preside at the executive session. This year, the independent directors designated Mr. Stallard as the presiding director. The presiding director is responsible for advising the Chairman and/or the Chief Executive Officer of the outcome of any decisions reached or suggestions made at these sessions. Executive sessions where non-employee directors meet on an informal basis may be scheduled either before or after each regularly scheduled Board meeting.

Communications with Directors

Shareholders may at any time direct communications to the Board as a whole, to the director who presides at the executive sessions of the non-management directors, or to any individual member of the Board, through the Company’s website or by contacting the Company’s Secretary. The Company’s website contains an e-mail address established for receipt of shareholder communications, and provides the full mailing address for communications to be delivered via the Company’s Secretary.

Shareholders making such communications are encouraged to state that they are shareholders and provide the exact name in which their shares of Common Stock are held and the number of shares held. Each shareholder communicating with the Board will receive a written acknowledgement from the Company’s Secretary after receipt of the communication sent in the manner described above. After screening such communications, the Company’s Secretary will distribute communications to the intended recipient(s) as appropriate.

Committees of the Board

The standing committees of the Board of Directors are the Executive Committee; the Audit Committee; the Executive Compensation, Nominating, and Corporate Governance Committee; the Finance Committee; and the Pension Investment Committee.

Executive Committee

The Executive Committee has the authority to act for the Board of Directors on most matters during the intervals between Board meetings. The members of the Executive Committee are Messrs. King (Chairman), Farrell, Foster, Sheehan, and Stallard. The Executive Committee met five times during the fiscal year ended March 31, 2004. The Board, in its business judgment, has determined that all members of the Executive Committee except Mr. King are independent as defined by the New York Stock Exchange listing standards.

Audit Committee

The responsibilities of the Audit Committee include the review of the scope and the results of the work of the independent public accountants and internal auditors, the review of the adequacy of internal accounting controls, and the selection and appointment of independent public accountants. The Audit Committee operates under a written charter last amended by the Board in October 2002. The Audit Committee Charter is available under the “Investor/Corporate Governance” section of the Company’s website at www.universalcorp.com.

The members of the Audit Committee are Messrs. Stosch (Chairman), Adams, Johnson, Moore, and Sheehan. The Board of Directors has determined that each of the Audit Committee members is “independent,” as defined under the applicable independence standards set forth in regulations of the Securities and Exchange Commission and the New York Stock Exchange listing standards. The Board has also determined that all of the Audit Committee members are “financially literate” as defined by the New York Stock Exchange listing standards. In accordance with the applicable regulations of the Securities and Exchange Commission, the Board of Directors has further determined that the Audit Committee contains at least one “audit committee financial expert” as defined by such regulations – Walter A. Stosch, the Chairman of the Audit Committee. The fact that the Board did not name any additional Audit Committee members as “audit committee financial experts” does not in any way imply that other members do not meet that definition.

The Audit Committee met six times during the fiscal year ended March 31, 2004. Additional information with respect to the Audit Committee is discussed below under “Audit Information.”

Executive Compensation, Nominating, and Corporate Governance Committee

The Executive Compensation, Nominating, and Corporate Governance Committee performs the responsibilities of the Board of Directors relating to compensation of the Company’s executives. The committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining and approving the Chief Executive Officer’s compensation level based on this evaluation; making recommendations to the Board with respect to annual and long-term incentive compensation and equity-based plans; evaluating the performance of, and determining the salaries, incentive compensation, and executive benefits for senior management; and administering the Company’s equity-based, deferred and other compensation plans. For additional information regarding the activities of the committee, see “Report of Executive Compensation, Nominating, and Corporate Governance Committee” on page 11 of this Proxy Statement. The committee also develops qualifications for director candidates, recommends to the Board of Directors persons to serve as directors of the Company and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The committee acts as the Company’s nominating committee. The committee operates under a written charter last amended by the Board in April 2004. The committee’s Charter is available under the “Investor/Corporate Governance” section of the Company’s website at www.universalcorp.com.

The members of the Executive Compensation, Nominating, and Corporate Governance Committee are Messrs. Sheehan (Chairman), Farrell, Foster, and Stallard, all of whom the Board, in its business judgment, has determined are independent as defined by the New York Stock Exchange listing standards. The committee met four times during the fiscal year ended March 31, 2004.

Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2005 Annual Meeting, the notice must be received within the time frame set forth in “Proposals for 2005 Annual Meeting” on page 26 of this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in the Company’s Bylaws and Corporate Governance Guidelines. The committee does not differentiate between Board candidates submitted by Board members or those submitted by shareholders with respect to evaluating candidates. All Board candidates are considered based upon various criteria, such as their broad-based business skills and experience, prominence, and reputation in their profession, a global business and social perspective, concern for the long-term interests of the shareholders, knowledge of the Company’s or related industries, and personal and professional integrity, ethics, and judgment — all in the context of an assessment of the perceived needs of the Board at that point in time. Because the needs of the Board change from time to time, the committee has not established specific minimum qualifications that must be met by potential new directors. However, the Board believes that, as a matter of policy, there should be a substantial majority of independent directors on the Board.

Finance Committee

The Finance Committee has the responsibility of establishing the Company’s financial policies and controlling the use of its financial resources. The members of the Finance Committee are Messrs. Foster (Chairman), King, Trani, and Stosch. The Board, in its business judgment, has determined that all members of the Finance Committee except Mr. King are independent as defined by the New York Stock Exchange listing standards. The Finance Committee met two times in 2003.

Pension Investment Committee

The Pension Investment Committee establishes the investment policies, selects investment advisors and portfolio managers, and monitors the performance of investments of the pension plans, the retirement plans and other qualified employee benefit plans of Universal Leaf and the Company’s other U.S. subsidiaries. The members of the Pension Investment Committee are Messrs. Stallard (Chairman), Farrell, Johnson, Moore, and Trani, all of whom the Board, in its business judgment, has determined are independent as defined by the New York Stock Exchange listing standards. The Pension Investment Committee met three times during the fiscal year ended March 31, 2004.

Annual Meeting Attendance

The Company expects and encourages each member of the Board of Directors to attend the annual meeting of shareholders when it is reasonably practical for the director to do so. All of the directors attended the 2003 Annual Meeting of Shareholders.

DIRECTORS’ COMPENSATION

Each director who is not an officer of the Company receives an annual retainer of $30,000, a fee of $1,500 for each Board meeting attended, and a fee of $1,500 for each committee meeting attended. A non-employee director may elect to receive his annual retainer in cash, shares of Common Stock, or an option to purchase such shares. If option payment is elected, the number of shares of Common Stock covered by the option is determined by dividing the Black-Scholes value per share on the date of grant into 125% of the cash value of the annual retainer.

The Outside Directors’ 1994 Deferred Income Plan permits a non-employee director to defer all or a portion of his compensation. Deferred amounts are deemed hypothetically invested as designated by the director in certain investment options offered by the Company. In 1998, this plan was amended to add a deferred stock unit fund to the investment options available under the plan. Each deferred stock unit represents a hypothetical share of Common Stock and fluctuates in value with the market price of the stock. The portion of a director’s deferral account that is invested in the deferred stock unit fund is increased by the number of deferred stock units that could be purchased with Common Stock dividends paid by the Company. With respect to investment options other than the deferred stock unit fund, the Company may, but is not required to, invest the deferred amounts in a Company-owned life insurance product with parallel investment options. Subject to certain restrictions, the director may elect at the time of deferral to take cash distributions, in whole or in part, from his deferral account either prior to or following termination of service.

Pursuant to the Restricted Stock Plan for Non-Employee Directors and the 2002 Executive Stock Plan, each non-employee director is awarded 700 shares of restricted Common Stock each year following the Annual Meeting. No director may receive in the aggregate more than 2,100 shares of restricted Common Stock under these plans. Restrictions on awards under this plan expire in the event the director becomes disabled, dies, is not nominated for reelection, or is not reelected. The number of shares issued to non-employee directors will be adjusted for stock dividends, stock splits, and certain other corporate events that may occur in the future.

Under the 1994 Stock Option Plan for Non-Employee Directors and the 2002 Executive Stock Plan, each non-employee director receives an option to purchase 2,000 shares of Common Stock on the first business day following the Annual Meeting. The exercise price of all such options is the fair market value of the Common Stock on the date of grant. All of the options become exercisable six months after the date of grant and expire ten years from the date of grant. Shorter expiration periods may apply in the event an optionee dies, becomes disabled, or resigns from, or does not stand for reelection to, the Board. The options will be adjusted for stock dividends, stock splits, and certain other corporate events that may occur in the future.

As part of its overall program of charitable giving, the Company offers the directors participation in a Directors’ Charitable Contribution Program (the “Charitable Program”). The Charitable Program is funded by life insurance policies purchased by the Company on the directors. The directors derive no financial or tax benefits from the Charitable Program, because all insurance proceeds and charitable tax deductions accrue solely to the Company. However, the Company will donate up to $1,000,000 in aggregate to one or more qualifying charitable organizations recommended by that director. The donation(s) will be made by the Company in ten equal annual installments, with the first installment to be made at the later of the director’s retirement from the Board or age 70; the remaining nine installments will be paid annually beginning immediately after the director’s death.

Each director is also eligible to participate in a Directors’ Matching Gifts Program in which the Company matches directors’ contributions to charities. The maximum amount that can be matched in any fiscal year is $5,000 per director.

REPORT OF EXECUTIVE COMPENSATION, NOMINATING,

AND CORPORATE GOVERNANCE COMMITTEE

The Company’s executive compensation and benefits program is administered by the Executive Compensation, Nominating, and Corporate Governance Committee (the “Committee”), which is composed entirely of non-employee directors, all of whom the Board, in its business judgment, has determined are independent as defined by the New York Stock Exchange listing standards. The goal of the program is to attract, motivate, reward, and retain the management talent required to achieve the Company’s business objectives, at compensation levels that are fair and equitable and competitive with those of comparable companies. This goal is furthered by the Committee’s policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by senior management in order to align the financial interests of management with those of the shareholders.

The three main components of the Company’s executive compensation program are base salary, annual cash awards under incentive compensation plans adopted by the Company and its principal subsidiaries, and equity participation usually in the form of stock option grants and eligibility to participate in the Employees’ Stock Purchase Plan of Universal Leaf. Each year the Committee reviews the total compensation package of executive officers to ensure they meet the goals of the program. As a part of this review, the Committee considers corporate performance information, compensation survey data, the advice of consultants, and the recommendations of management. The Committee has undertaken a fundamental reappraisal of the mix, form, and calibration of the Company’s executive compensation program for the 2006 fiscal year. The existing program will remain in effect for the 2005 fiscal year.

Base Salary. Base salaries for executive officers are reviewed annually to determine whether adjustments may be necessary. Factors considered by the Committee in determining base salaries for executive officers include personal performance of the executive in light of individual levels of responsibility, the overall performance and profitability of the Company during the preceding year, economic trends that may be affecting the Company, and the competitiveness of the executive’s salary with the salaries of executives in comparable positions at companies of comparable size or operational characteristics. Each factor is weighed by the Committee in a subjective analysis of the appropriate level of compensation for that executive. For purposes of assessing the competitiveness of salaries, the Committee reviews compensation data from national surveys and selected groups of companies with similar size or operational characteristics to determine ranges of total compensation and the individual components of such compensation. Such compensation data indicates that the Company’s salary levels generally are below the median of such data when compared to executive positions of similar scope and responsibility.

Mr. King became the CEO of the Company on January 1, 2003, and Chairman of the Board on October 28, 2003, and has 35 years experience with the Company. For the fiscal year beginning April 1, 2004, Mr. King’s base salary was increased by the annualized rate of 3.3% after a thorough review and evaluation by the Committee of the competitiveness of Mr. King’s salary and total cash compensation to those of other Chief Executive Officers at comparable companies.

Annual Cash Incentives. The Company and its principal subsidiaries have incentive compensation plans under which key management employees may receive annual cash incentive awards that vary from year to year based upon corporate, business unit, and individual performance. Pursuant to the Company’s Executive Officer Annual Incentive Plan (the “Incentive Plan”) approved by the shareholders at the 1999 Annual Meeting and slated for a vote of approval at the Annual Meeting, with respect to the Named Executive Officers based in the United States, the bonus awards in the 2004 fiscal year were based 50% on the generation of economic profit, which is defined as consolidated earnings before interest and taxes after certain adjustments minus a capital charge equal to the weighted average cost of capital times average funds employed, and 50% on the generation of earnings per share, adjusted to exclude extraordinary gains and losses and bonus accruals under the plan. Mr. King’s cash incentive award for the 2004 fiscal year was approximately 5.9% less than the award he received in fiscal year 2003. This decrease is directly attributable to the financial performance of the Company, including the Company’s economic profit and adjusted earnings per share performance during fiscal year 2004. In May 2004, the Committee approved amendments to the Incentive Plan, subject to shareholder approval, that will give the Company the option of paying a portion of bonus awards under the Plan in shares of stock or stock units authorized under the 2002 Executive Stock Plan.

Equity Participation. The Committee administers the Company’s 1989, 1997, and 2002 Executive Stock Plans, under which it has granted to key executive employees options to purchase shares of Common Stock based upon a determination of competitive aggregate compensation levels. The primary objective of issuing stock options is to encourage significant investment in stock ownership by management and to provide long-term financial rewards linked directly to market performance of the Company’s stock. The Committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company’s stock incentive program is effectively designed to further this objective.

During the 1992 fiscal year, the Committee instituted the Career Equity Ownership Program (the “CEO Program”) to promote an increase in the equity interest of key executives through systematic option exercises and the retention of shares. The CEO Program requires each participant to make an investment in the Company by contributing to the CEO Program currently owned shares equal to at least 10% of the number of shares subject to the initial options granted to the participant under the CEO Program. Option exercises occur automatically at not less than six-month intervals when at least a minimum stock price appreciation has occurred. The exercise price of options granted under the CEO Program is the fair market value of a share of Common Stock on the date of grant. CEO options cannot be exercised until six months after the date of grant and expire ten years from such date. Stock options granted to key executives under the CEO Program in the 2003 fiscal year were intended to meet the Committee’s three-year targets for CEO Program grants and, therefore, no new option grants (excluding reload options described below) were made under the CEO Program during the 2004 fiscal year, and none are anticipated for the 2005 fiscal year (excluding reload options and possible grants to any new CEO Program participants).

Except under extraordinary circumstances or as otherwise determined by the Committee, participants have agreed that the options granted under the CEO Program may be exercised only through stock-for-stock swaps, and both the contributed shares and additional shares acquired through option exercises under the CEO Program may not be sold by the participating executives during the ten-year option term. Each option granted under the CEO Program included a reload replenishment feature that entitles participants each time a stock-for-stock exercise occurs to receive automatically a new option grant at the fair market value of a share of Common Stock on the date of grant. The number of reload options granted is equal to the number of shares contributed by a participant to effect a stock-for-stock swap. In exchange for this replenishment feature, each participant has agreed to retain in the CEO Program shares equaling at least the after-tax gain realized upon each exercise.

Over the years, the CEO Program has served the Company well. Its automatic exercise feature has delivered real share ownership into the hands of executive management. Its up-front investment and share retention features have made executive management long-term investors with “skin in the game,” aligning their interests with those of shareholders. Solid gains in the stock price over the term of the CEO Program have generated amounts of performance-based equity compensation, at modest dilution, which have permitted the overall executive compensation program to approach market competitive levels. However, with the expensing of stock options soon to be made mandatory, it appears likely that the accounting cost of the CEO Program will dictate consideration of other, more cost-efficient forms of equity compensation. This issue will be examined as part of the fundamental reappraisal of executive compensation referred to above.

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a company’s chief executive officer and to the four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. In this regard, the Company has taken appropriate actions to preserve the deductibility of stock option grants and annual cash incentive awards, and to date, all executive compensation has been either deductible or deferred. While the Company’s policy is generally to preserve corporate tax deductions by qualifying compensation over $1 million paid to executive officers as performance-based, the Committee may, from time to time, conclude that compensation arrangements are in the best interests of the Company and its shareholders despite the fact that such arrangements might not, in whole or part, qualify for tax deductibility.

Executive Compensation, Nominating,

and Corporate Governance Committee

Jeremiah J. Sheehan, Chairman
Joseph C. Farrell
Charles H. Foster, Jr.
Hubert R. Stallard

Richmond, Virginia

May 27, 2004

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on Common Stock for the last five fiscal years with the cumulative total return for the same period of the Standard & Poors Midcap 400 Stock Index and the peer group index. The companies in the peer group are DIMON Incorporated and Standard Commercial Corporation. The graph assumes that $100 was invested on June 30, 1999, in Common Stock and in each of the comparative indices, in each case with dividends reinvested.

EXECUTIVE COMPENSATION

The individuals named below include the Chairman, President, and Chief Executive Officer, and the other Named Executive Officers. Information is provided for the fiscal year ended on March 31, 2004, and for the fiscal years ended on June 30, 2003 and 2002.

Summary Compensation Table

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)[1]	Bonus ($)	Other Annual Compensation ($)[2]	Securities Underlying Options (#)	All Other Compensation ($)[3]
Allen B. King Chairman, President, and Chief Executive Officer	2004 2003 2002	585,792 547,514 448,200	1,150,435 1,223,061 772,399	— — —	89,286 305,016 144,983	149,358 104,424 99,386
William L. Taylor Vice President and Chief Administrative Officer	2004 2003 2002	360,040 351,141 341,281	428,725 532,303 369,781	— — —	55,252 154,516 89,990	91,085 71,686 73,194
Hartwell H. Roper Vice President and Chief Financial Officer	2004 2003 2002	277,636 268,483 258,801	322,848 392,966 272,986	— — —	49,559 149,414 79,995	44,112 38,840 39,340
James H. Starkey, III Vice President	2004 2003 2002	223,650 216,500 208,000	187,527 232,308 160,056	— — —	35,049 98,910 50,953	53,841 41,903 42,625
Jack M. M. van de Winkel Vice President; President and Chairman of the Board of Deli Universal, Inc.	2004 2003 2002	367,560 344,821 254,216	301,996 352,428 268,167	— — —	0 52,500 0	0 0 0

[1]	For comparative purposes and in accordance with applicable Securities and Exchange Commission guidance, the amounts reported under “Salary” for fiscal year 2004 are twelve-month totals consisting of amounts paid during the nine-month transition year ended March 31, 2004, and the three-month period ended June 30, 2003. Amounts reported under “Salary” for all other fiscal years reflect amounts paid during the twelve-month periods from July 1 to June 30.

[2]	None of the Named Executive Officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total annual salary and bonus for each reported year.

[3]	The amounts in the “All Other Compensation” column represent (i) employer contributions to the Employees’ Stock Purchase Plan and the Supplemental Stock Purchase Plan of Universal Leaf (the “Stock

Purchase Plans”), (ii) life insurance premium payments made by the Company under the Executive Insurance Program, and (iii) interest accrued to participants’ accounts under the Company’s Deferred Income Plan (the “DIP”) to the extent such interest exceeded 120% of the applicable federal long-term rate under Internal Revenue Code Section 1274(d). Employer contributions to the Stock Purchase Plans on behalf of the Named Executive Officers for the 2004, 2003, and 2002 fiscal years were in the following respective amounts: Mr. King, $30,120, $29,779, and $21,550; Mr. Taylor, $19,876, $19,774, and $16,575; Mr. Roper, $10,961, $10,643, and $10,140; and Mr. Starkey, $7,853, $7,800, and $7,685. For comparative purposes and in accordance with applicable Securities and Exchange Commission guidance, the Employer contribution reported for fiscal year 2004 is a twelve-month total consisting of amounts paid during the nine-month transition year ended March 31, 2004, and the three-month period ended June 30, 2003. The Employer contributions reported for the other fiscal years reflect amounts paid during the twelve-month periods from July 1 to June 30. The life insurance premiums paid by the Company on behalf of such executive officers for the 2004, 2003, and 2002 fiscal years were in the following respective amounts: Mr. King, $119,381, $71,065, and $74,827; Mr. Taylor, $75,484, $51,912, and $56,619; Mr. Roper, $33,068, $25,316, and $26,779; and Mr. Starkey, $39,867, $25,219, and $27,536. The accruals of interest on income deferred by such executive officers under the DIP in excess of 120% of the applicable federal long-term rate under Internal Revenue Code Section 1274(d) for the 2004, 2003 and 2002 fiscal years were in the following respective amounts: Mr. King, $3,195, $3,580, and $3,009; Mr. Roper, $2,571, $2,881, and $2,421; and Mr. Starkey, $7,996, $8,884, and $7,404.

Retirement Benefits

Employees of Universal Leaf and certain of the Company’s other U. S. subsidiaries are covered by a defined benefit retirement plan, which is qualified under the Internal Revenue Code, and a defined benefit supplemental retirement plan, which is a non-qualified plan intended to provide benefits in excess of limits allowed by the Internal Revenue Code. The table below shows estimated annualized benefits payable under both plans at normal retirement (age 65) based on the average salary and bonus (as reported in the Summary Compensation Table) for the highest consecutive three years. The actuarial equivalent of benefits under the supplemental retirement plan is payable in a lump sum upon retirement.

Years of Service
Remuneration	15	20	25	30	35	40	45
$300,000	$66,308	$88,410	$110,513	$132,616	$154,718	$168,826	$182,934
400,000	89,821	119,762	149,702	179,642	209,583	228,394	247,204
500,000	113,335	151,113	188,891	226,669	264,447	287,961	311,474
600,000	136,848	182,464	228,080	273,696	319,312	347,528	375,744
700,000	160,361	213,815	267,269	320,723	374,177	407,096	440,014
800,000	183,875	245,167	306,458	367,750	429,041	466,663	504,284
900,000	207,388	276,518	345,647	414,777	483,906	526,230	568,554
1,000,000	230,902	307,869	384,836	461,803	538,771	585,797	632,824
1,100,000	254,415	339,220	424,025	508,830	593,635	645,365	697,094
1,200,000	277,929	370,571	463,214	555,857	648,500	704,932	761,364
1,300,000	301,442	401,923	502,403	602,884	703,365	764,499	825,634
1,400,000	324,955	433,274	541,592	649,911	758,229	824,067	889,904
1,500,000	348,469	464,625	580,781	696,938	813,094	883,634	954,174

The credited years of service for Messrs. King, Taylor, Roper, and Starkey are 35, 14, 30, and 23, respectively.

The benefits shown in the table are calculated on the basis of a 50% joint and survivor benefit, assuming that at retirement the age of the employee’s spouse is 62. The amounts in the table do not include any social security benefits that an employee may receive.

Mr. van de Winkel is covered by a pension plan established under the laws of the Netherlands. The plan, which covers employees of N.V. Deli Universal and certain other Dutch subsidiaries, is partially funded by employer and participant contributions. During the fiscal year ended March 31, 2004, N.V. Deli Universal contributed $73,700 to the plan on behalf of Mr. van de Winkel. His estimated annual pension benefit under the plan assuming retirement at age 60, continuance of current salary level and 20 years of service would be $172,750.

During fiscal year 2003, the Company provided funding payments to individual trusts for covered officers with vested accrued benefits under Universal Leaf’s defined benefit supplemental retirement plan. Due to the abbreviated fiscal year resulting from the Company’s change in fiscal year end, however, the Company did not provide any such payments during the fiscal year ended March 31, 2004.

Stock Options

The following tables contain information concerning grants of stock options to the Named Executive Officers during the fiscal year ended March 31, 2004, exercises of stock options by such executive officers in such fiscal year and the fiscal year end value of all unexercised stock options held by such executive officers.

	Option Grants in Last Fiscal Year Individual Grants				Grant Date Present Value ($)[1]
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)[1]	Expiration Date
Allen B. King	89,286	26.4	43.08	12/5/2012	575,895
William L. Taylor	17,529	5.2	43.08	12/2/2009	113,062
	37,723	11.2	43.08	12/5/2012	243,313
Hartwell H. Roper	6,764	2.0	43.08	12/2/2009	43,628
	42,795	12.7	43.08	12/5/2012	276,028
James H. Starkey, III	10,379	3.1	43.08	12/2/2009	66,945
	24,670	7.3	43.08	12/5/2012	159,122
Jack M. M. van de Winkel	0	0.0	N/A	N/A	N/A

[1]	The Black-Scholes option pricing model was used to determine the “Grant Date Present Value” of the options listed in the table. The model assumed a risk-free interest rate of 1.60%, a dividend yield of 3.62% and a stock price volatility of 0.30 based on the average weekly stock market closing price over the past ten years. Because the magnitude of any nontransferability discount is extremely difficult to determine, none was applied in determining the value of the reported options. The grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee realizes will depend on the excess of market value of a share of Common Stock over the exercise price on the date the option is exercised.

Aggregated Option Exercises in Last Fiscal Year

and Option Values at Fiscal Year End

Name	Shares Acquired on Exercise (#)	Value Realized ($)[1]	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In- the-Money Options At FY-End ($)[2]
			Exercisable	Unexercisable	Exercisable	Unexercisable
Allen B. King	154,594	1,270,056	265,126	89,286	2,950,879	691,074
William L. Taylor	95,764	743,459	129,661	55,252	1,354,423	427,650
Hartwell H. Roper	85,971	706,406	128,473	49,559	1,366,853	383,587
James H. Starkey, III	55,033	421,844	68,781	35,049	698,279	271,279
Jack M. M. van de Winkel	52,500	726,075	0	0	0	0

[1]	The value realized represents the difference between the exercise price of the option and the fair market value of Common Stock on the date of exercise.

[2]	The value of the unexercised options at fiscal year end represents the difference between the exercise price of any outstanding options and $50.82, the closing sales price of a share of Common Stock on March 31, 2004, as reported on the New York Stock Exchange.

Except under extraordinary circumstances, all of the options shown as of fiscal year end are only exercisable automatically at not less than six-month intervals when at least a minimum stock price appreciation has occurred.

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2004, with respect to compensation plans under which Common Stock is authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [1]
Equity compensation plans approved by shareholders
1989 Executive Stock Plan	286,404	$38.92	0
1994 Amended and Restated Stock Option Plan for Non-Employee Directors	58,000	$33.33	17,000
1997 Executive Stock Plan	654,906	$38.16	0
2002 Executive Stock Plan	1,090,001	$40.16	1,020,017 [2]
Equity compensation plans not approved by shareholders[3]	—	—	—

Total	2,089,311	$39.17	1,037,017

[1]	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants, and rights.

[2]	The 2002 Executive Stock Plan permits grants of stock options and awards of Common Stock and restricted stock. Of the 1,020,017 shares of Common Stock remaining available for future issuance under that Plan, 495,800 shares are available for awards of Common Stock or restricted stock.

[3]	The Company does not have any equity compensation plans that have not been approved by shareholders.

Contractual Obligations

To ensure that the Company will have the continued dedicated service of certain executives notwithstanding the possibility, threat, or occurrence of a change of control, the Company entered into change of control employment agreements (the “Employment Agreements”) with certain executives, including Allen B. King, William L. Taylor, Hartwell H. Roper, and James H. Starkey, III. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change of control of the Company, or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive certain severance benefits. Such severance benefits include a lump sum severance payment equal to three times the sum of his base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits and an additional payment to compensate the executive for certain excise taxes imposed on certain change of control payments.

The Board of Directors believes that the Employment Agreements benefit the Company and its shareholders by securing the continued service of key management personnel and by enabling management to perform its duties and responsibilities without the distracting uncertainty associated with a change of control.

CERTAIN TRANSACTIONS

In December 1997, the Company made an unsecured loan to Mr. Starkey, a Named Executive Officer, as a participant in the CEO Program for the purchase price of shares of Common Stock purchased by Mr. Starkey and contributed to the program. Mr. Starkey paid the loan in full on June 21, 2004. Interest accrued on the loan annually at the applicable federal rate for demand loans. Interest has been paid annually. The principal amount of the loan, and the loan balance as of June 21, 2004, was $65,355. The average annual interest applicable to the loan as of June 21, 2004, was 4.11%.

Proposal Two

RE-APPROVAL OF THE UNIVERSAL CORPORATION EXECUTIVE OFFICER

ANNUAL INCENTIVE PLAN, AS AMENDED

On July 27, 1999, the Executive Compensation Committee (the “Committee”) of the Board of Directors adopted, subject to and effective upon shareholder approval, the Universal Corporation Executive Officer Annual Incentive Plan (the “Section 162(m) Plan”). The Section 162(m) Plan was approved by the shareholders at the 1999 Annual Meeting of Shareholders. On May 3, 2004, the Committee amended the Section 162(m) Plan, subject to shareholder approval, to afford the Committee the ability to award annual bonuses in the form of Common Stock, “restricted stock” or “stock units” in addition to cash and to increase the maximum award payable. Common Stock and restricted stock awarded through the amended Section 162(m) Plan would be issued from the pre-authorized amounts of Common Stock available under the Universal Corporation 2002 Executive Stock Plan, as amended. The purposes of the Section 162(m) Plan are to promote the financial success of the Company; to provide designated executive officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain, and motivate such individuals; and to provide awards that are “qualified performance-based compensation” under Section 162(m).

The Section 162(m) Plan has been designed to qualify bonuses awarded under the Section 162(m) Plan as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This qualification enables the Company to exclude compensation payable under the Section 162(m) Plan from the deduction limitations of Section 162(m), which generally preclude a deduction for compensation paid to the Company’s Chief Executive Officer and next four highest compensated executive officers to the extent compensation for a taxable year to any such individual exceeds $1,000,000. Under Section 162(m) of the Code, the material terms of a plan such as the Section 162(m) Plan must be submitted to shareholders for approval every five years. Because the Section 162(m) Plan was last approved by the shareholders in 1999, and because the Section 162(m) Plan was recently amended, the Company has included the material terms of the Section 162(m) Plan in this Proxy Statement. The following description of the Section 162(m) Plan is qualified in its entirety by reference to the full text of such plan, which is set forth in the attached Exhibit B.

Material Terms of the Section 162(m) Plan

Duration and Modification. The Section 162(m) Plan became effective upon its approval by the shareholders at the 1999 Annual Meeting. According to its terms, the Section 162(m) Plan is hereby submitted for re-approval by the shareholders. If approved by the shareholders, the Section 162(m) Plan will remain effective for the fiscal year ending March 31, 2005, and each of the next four succeeding fiscal years. For the fifth succeeding fiscal year, the Section 162(m) Plan will again be submitted for re-approval by the shareholders at the annual meeting held during such year. Payment of all awards under the Section 162(m) Plan for future fiscal years will be contingent upon such approval.

The Committee may at any time amend or terminate the Section 162(m) Plan. However, no amendment may be made after the date an executive officer is selected as a participant for a performance period that may adversely affect the rights of such participant for that performance period, and no amendment may increase the maximum award payable under the Section 162(m) Plan without shareholder approval or otherwise be effective without shareholder approval if such approval is necessary so that awards will be “qualified performance-based compensation” under Section 162(m) of the Code.

Administration. The Section 162(m) Plan will be administered by the Committee. The Committee will be composed of not less than two Directors, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code.

Eligibility. The Committee will designate the executive officers of the Company eligible to participate in the Section 162(m) Plan for each performance period. The executive officers of the Company are the Company’s Chief Executive Officer and such other executives of the Company as may be considered from time to time to be executive officers for purposes of the Securities Exchange Act of 1934, as amended.

Performance Measures and Goals. Payment of an incentive award to participants is conditioned upon the attainment of pre-established performance goals measured over a performance period designated by the Committee. A performance period may be one or more periods of time over which the attainment of one or more performance goals will be measured for the purposes of determining a participant’s right to payment in respect of an award under the Section 162(m) Plan. The performance goals applicable to a performance period must be established in writing by the Committee no later than the earlier of (i) 90 days after the start of the performance period, or (ii) the date upon which 25% of the performance period has elapsed. The performance goals are determined by reference to one or more of the following performance measures, as selected by the Committee and as applicable to Company and/or business unit performance: net income; earnings per share; net revenues; gross profit; income before income taxes; economic profit; return on assets; return on funds employed; and return on equity. In each case, the performance measures are determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and, if so determined by the Committee, adjusted to the extent permitted under Section 162(m) of the Code to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. From among these, performance measure(s) may vary from performance period to performance period and participant to participant.

Determination and Payment of Incentives. The incentive amount that is payable to a participant in a performance period will be determined in accordance with a pre-established objective award formula based on the achievement of performance goals. The Committee has the discretion to reduce or eliminate, but cannot increase, any amounts otherwise payable under the Section 162(m) Plan. Awards under the Section 162(m) Plan will be made in cash, Common Stock, restricted stock, stock units, or a combination thereof. The maximum incentive awardable under the Section 162(m) Plan to any participant with respect to any fiscal year (or a portion thereof) contained within a performance period is $2,500,000.

Death, Disability, Retirement, or Change of Control. The Section 162(m) Plan provides that if a participant dies or his or her employment is terminated by reason of disability or retirement after an award has been granted but before it has been determined to be earned, the Company will pay to the participant or, in the case of death, to the participant’s designated beneficiary or estate, a prorated portion of the award that the Committee determines would have been earned had the participant continued in employment. If a change of control of the Company occurs, the Company will promptly pay to each participant for the performance period in which the change of control occurs 100% of the target incentive award for that performance period. Moreover, if, at the time of a change of control of the Company, award payments for the preceding performance period have not yet been determined or paid, the Company will also pay those award payments based on performance in such prior period with no reduction for subjective performance factors. Change of control under the Section 162(m) Plan means change of control as defined in the Company’s 1997 Executive Stock Plan. Under both plans, a “change of control” shall be deemed to have taken place if (i) any individual, entity, or group becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of Directors of the Company, other than (a) as a result of any acquisition directly from the Company, or (b) as a result of any acquisition by any employee benefit plans (or related trusts) sponsored or maintained by the Company or its subsidiaries; (ii) there is a change in the composition of the Board of Directors of the Company such that the individuals who, as of July 1, 1997, constituted the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board of Directors subsequent to July 1, 1997, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors shall not be so considered as a member of the Incumbent Board; or (iii) if at any time, (w) the Company shall consolidate with, or merge with, any other person and the Company shall not be the continuing or surviving corporation, (x) any person shall consolidate with, or merge with, the Company, and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding shares of Common Stock of the Company shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, (y) the Company shall be a party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person, or (z) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any person or persons.

New Plan Benefits. Because participants are selected for each performance period and because amounts payable under the Section 162(m) Plan are based on performance measures, performance goals, and award formulas established for each performance period, it cannot be determined at this time what amounts, if any, will be received by or allocated to any person or group of persons under the Section 162(m) Plan if the Section 162(m) Plan is re-approved. All amounts awarded under the existing Section 162(m) Plan during the last completed fiscal year are reported in the Summary Compensation Table on page 15 of this Proxy Statement as “Bonus” payments to Messrs. King, Taylor, Roper, and Starkey.

Vote Required

In order for it to be re-adopted, the Section 162(m) Plan must be re-approved by the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the Annual Meeting. Abstentions and Broker Shares voted as to any matter at the Annual Meeting will be included in determining the number of shares present or represented at the Annual Meeting. Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining the number of shares present or represented at the Annual Meeting.

The Board of Directors recommends that the shareholders vote in favor of Proposal Two.

AUDIT INFORMATION

Fees of Independent Auditors

Audit Fees

The aggregate amounts of fees billed to the Company by Ernst & Young LLP (“Ernst & Young”) for professional services rendered in connection with the audit of the Company’s annual financial statements for the fiscal years ended March 31, 2004, and June 30, 2003, and for the review of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q as well as services normally provided in connection with statutory or regulatory filings during such fiscal years, were $2,289,032 for the fiscal year ended March 31, 2004 and $1,878,854 for the fiscal year ended June 30, 2003.

Audit-Related Fees

The aggregate amounts of fees billed to the Company by Ernst & Young for professional services for assurance and related services that are reasonably related to the review of the Company’s financial statements and that are not reported under the heading “Audit Fees” above for the fiscal years ended March 31, 2004, and June 30, 2003, were $156,716 and $273,758, respectively. During fiscal years 2004 and 2003, these fees included fees for other audits, benefit plan audits, due diligence procedures, and other accounting consultation services.

Tax Fees

The aggregate amounts of fees billed to the Company by Ernst & Young for professional services for tax compliance, tax advice, and tax planning for the fiscal years ended March 31, 2004, and June 30, 2003, were $205,063 and $326,737, respectively. During fiscal years 2004 and 2003, tax fees generally included tax assistance on specific matters.

All Other Fees

The aggregate amount of fees billed to the Company by Ernst & Young for services other than those described above for the fiscal year ended March 31, 2004, was $10,694. These fees generally included business consultations with respect to the relocation of an administrative office. There were no fees billed to the Company by Ernst & Young for services other than those described above for the fiscal year ended June 30, 2003.

Pre-approval Policies and Procedures

The Company has guidelines in place regarding the engagement of the Company’s independent auditor to perform services for the Company. All audit and non-audit services provided by an independent auditing firm (including its member accounting and law firms outside the United States) to the Company or any wholly-owned or majority-owned affiliate of the Company must be pre-approved by the Audit Committee. The Company’s pre-approval policies and procedures are set forth in Exhibit A to this Proxy Statement. All audit and non-audit services listed above were pre-approved by the Audit Committee pursuant to the terms of the Company’s pre-approval policies and procedures.

Audit Committee Report

Management is responsible for the Company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Transition Report on Form 10-K for the fiscal year ended March 31, 2004, for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness, or presentation of the information contained in the audited financial statements.

Audit Committee

        Walter A. Stosch, Chairman

        John B. Adams, Jr.

        Thomas H. Johnson

        Eddie N. Moore, Jr.

        Jeremiah J. Sheehan

Richmond, Virginia

June 18, 2004

Appointment of Independent Public Accountants

The Audit Committee has appointed the firm of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2005. The full Board of Directors has ratified the Audit Committee’s appointment of Ernst & Young LLP for the upcoming fiscal period. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be available to respond to appropriate questions, and may make a statement if they so desire.

PROPOSALS FOR 2005 ANNUAL MEETING

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2005 Annual Meeting must cause such proposal to be delivered, in proper form, to the Secretary of the Company, whose address is P.O. Box 25099, Richmond, Virginia 23260, no later than March 2, 2005, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement. The Company anticipates holding the 2005 Annual Meeting on August 2, 2005.

The Company’s Bylaws and Corporate Governance Guidelines also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the meeting. Based upon an anticipated date of August 2, 2005, for the 2005 Annual Meeting, the Company must receive such notice no later than June 3, 2005, and no earlier than May 4, 2005. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws or Corporate Governance Guidelines, without charge, upon written request to the Secretary of the Company. The Corporate Governance Guidelines can also be obtained, free of charge, by visiting the “Investor/Corporate Governance” section of the Company’s website at www.universalcorp.com.

OTHER MATTERS

THE COMPANY’S 2004 ANNUAL REPORT TO SHAREHOLDERS, WHICH INCLUDES A COPY OF THE COMPANY’S TRANSITION REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2004 (EXCLUDING EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “FORM 10-K”), IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE FORM 10-K CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO KAREN M. L. WHELAN, VICE PRESIDENT AND TREASURER, UNIVERSAL CORPORATION, P.O. BOX 25099, RICHMOND, VIRGINIA 23260 OR BY VISITING THE COMPANY’S WEBSITE AT WWW.UNIVERSALCORP.COM.

EXHIBIT A

Guidelines of The Universal Corporation Audit Committee

for Pre-Approval of Independent Auditor Services

The Committee has adopted the following guidelines regarding the engagement of the Company’s independent auditor (which includes the Company’s principal auditor and any other firm providing independent auditing services to the Company and its wholly-owned or majority-owned affiliates) to perform services for the Company:

Policy. All audit and non-audit services provided by an independent auditing firm (including its member accounting and law firms outside the United States) to the Company or any wholly-owned or majority-owned affiliate of the Company must be pre-approved by the Committee.

Pre-Approval Process – Planned Services. Before audit and non-audit services are performed for the Company and its wholly-owned or majority-owned affiliates (including statutory audit engagements as required under local country laws), management will prepare and provide to the Committee for its approval a description of the planned audit and non-audit services proposed to be performed during the fiscal year and the corresponding fees. The Committee will consider, discuss and approve the services list during a regularly scheduled Committee meeting. Management will notify the corresponding subsidiaries of the Committee’s decision.

Pre-Approval Process – Additional Services. From time to time, the need may arise during the fiscal year for additional auditing firm services. In such event, management will prepare and provide to the Committee for its approval a description of such additional services and the corresponding fees. The Committee will consider, discuss and approve the additional services list at its next scheduled Committee meeting or earlier if the Committee deems it necessary and practicable. The Chairman of the Committee has the authority to consider and approve the additional services and the Committee will consider, discuss and ratify the Chairman’s approval at the next scheduled Committee meeting. Management will notify the corresponding subsidiaries of the Committee’s decision.

Additional Fees. In the event the fee for any pre-approved audit or non-audit service exceeds the amount originally presented to and approved by the Committee as described above, the Company or the corresponding subsidiaries must notify management. Management will promptly submit a pre-approval request to the Committee with respect to the additional fee. The Committee will consider, discuss and approve the additional fee at its next scheduled Committee meeting or earlier if the Committee deems it necessary and practicable. The Chairman of the Committee has the authority to consider and approve the additional fee, and the Committee will consider, discuss and ratify the Chairman’s approval at the next scheduled Committee meeting. Management will notify the corresponding subsidiaries of the Committee’s decision.

A-1

EXHIBIT B

AMENDED AND RESTATED

UNIVERSAL CORPORATION

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

The Company hereby amends and restates the Plan, effective upon approval by the shareholders of the Company at the 2004 Annual Meeting of shareholders.

1.	Purpose.

The purposes of the Plan are to promote the success of the Company; to provide designated Executive Officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain and motivate such individuals; and to provide Awards that are “qualified performance-based compensation” under Section 162(m) of the Code.

2.	Definitions.

“Award” means a cash-denominated incentive award made pursuant to the Plan.

“Award Formula” means one or more objective formulas or standards established by the Committee for purposes of determining an Award based on the level of performance with respect to one or more Performance Goals or Performance Measures. Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Award Schedule” means the Award Schedule established pursuant to Section 4.1.

“Beneficiary” means the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his or her death while a Participant or, in the absence of such designation, the Participant’s estate.

“Board of Directors” means the Board of Directors of the Company.

“Change of Control” means Change of Control as defined in the Company’s Executive Stock Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Executive Compensation Committee of the Board of Directors. The Committee shall be composed of not less than two directors, each of whom is intended to be an “outside director” (within the meaning of Code Section 162(m)).

“Common Stock” means the Common Stock of the Company. Awards under the Plan paid in Common Stock shall be awarded by the Committee under the Executive Stock Plan.

“Company” means Universal Corporation and its successors.

“Determination Period” means, with respect to a Performance Period applicable to any Award under the Plan, the period commencing with the first day of such Performance Period and ending on the earlier to occur of (i) 90 days after the commencement of the Performance Period and (ii) the date upon which twenty-five percent (25%) of the Performance Period shall have elapsed.

“Disability” means disability as defined under the Company’s long term disability plan or, if no such plan is in force at the time, as determined by the Committee.

“Economic Profit” means consolidated earnings before interest and taxes after certain adjustments minus a capital charge equal to the weighted average cost of capital times average funds employed.

“Executive Officer” means a person who is an executive officer of the Company for purposes of the Securities Exchange Act of 1934, as amended.

“Executive Stock Plan” means the Universal Corporation 2002 Executive Stock Plan, as amended in the future, or any successor plan.

“Participant” means an Executive Officer selected from time to time by the Committee to participate in the Plan.

“Performance Goal” means the level of performance or matrix of levels of performance established by the Committee as the Performance Goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Measure” means one or more of the following selected by the Committee to measure Company and/or business unit performance for a Performance Period: net income; basic or diluted earnings per share; net revenues; gross profit; income before income taxes; economic profit; return on assets; return on funds employed and return on equity; each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company and, if so determined by the Committee prior to the expiration of the Determination Period, adjusted, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions, accruals for awards under the Plan and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

“Performance Period” means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to payment in respect of an Award.

“Plan” means the Universal Corporation Executive Officer Annual Incentive Plan, as amended and restated.

“Plan Year” means the Company’s fiscal year.

“Retirement” means retirement at the Company’s normal retirement age or early retirement with the prior written approval of the Company.

“Restricted Stock” means shares of Common Stock awarded to a participant subject to forfeiture or otherwise restricted. Awards under the Plan paid on Restricted Stock shall be awarded by the Committee under the Executive Stock Plan.

“Stock Unit” means an award stated with reference to a share of Common Stock that entitles the holder to receive a payment for each Stock Unit equal to the Fair Market Value (as defined in the Executive Stock Plan) of a share of Common Stock on the date of payment. Awards under the Plan paid in Stock Units shall be awarded as Phantom Stock under the Executive Stock Plan. At the Committee’s discretion, the Participant’s rights in Stock Units may be forfeitable or otherwise restricted and may be paid in cash, Common Stock or a combination of cash or Common Stock.

3.	Participation.

3.1 Participants shall be selected by the Committee from among the Executive Officers. The selection of an Executive Officer as a Participant for a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period.

4.	Awards.

4.1 Award Schedules. With respect to each Performance Period with respect to which an Award may be earned by a Participant under the Plan, prior to the expiration of the Determination Period the Committee shall establish in writing for such Performance Period an Award Schedule for each Participant. The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), and Award Formula(s) and such other information as the Committee may determine. Once established for a Plan Year, such items shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance based compensation under Code Section 162(m). Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.

4.2 Determination of Awards. A Participant shall be eligible to receive payment in respect of an Award only to the extent that the Performance Goal(s) for such Award are achieved and the Award Formula as applied against such Performance Goal(s) determines that all of some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Award earned by each Participant for such Performance Period based upon such Participant’s Award Formula. The Committee shall then determine the actual amount of the Award to be paid to each Participant and, in so doing, may decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. Anything in this Plan to the contrary notwithstanding, the maximum Award payable to any Participant with respect to each Plan Year (or portion thereof) contained within a Performance Period shall be $2,500,000.

4.3 Payment of Awards. At the Committee’s discretion, awards may be paid in cash, Common Stock, Restricted Stock, Stock Units or a combination of cash, Common Stock, Restricted Stock or Stock Units. Payments shall be made as soon as practicable after the amount of the Award has been determined and certified in accordance with Section 4.2. The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more Participants to defer the receipt of amounts due under the Plan in a manner consistent with the requirements of Code Section 162(m) so that any increase in the amount of an Award that is deferred shall be based either on a reasonable rate of interest or the performance of a predetermined investment in accordance with Treasury Regulation 1.162-27(e)(2)(iii)(B). If any Award which is earned pursuant to this Section 4 is paid prior to the time determined when the Award was initially granted, the amount of such Award shall be reduced by an appropriate discount factor determined by the Committee.

4.4 Change of Control. All Performance Goals and other conditions to payment of Awards shall be deemed to be achieved or fulfilled as of the time of a Change of Control. In the event of a Change of Control, the Company shall promptly pay each Participant 100% of the Participant’s Award for the Performance Period in which the Change of Control occurs. In addition, if at the time of a Change of Control there has been no determination or payment of an Award for the preceding Performance Period, the Company shall pay to each individual who was a Participant with respect to such prior Performance Period the full amount to which he or she would have been paid assuming certification by the Committee of the performance for such Performance Period and no reduction in Award payments for factors other than performance factors. Payments under this Section 4.4 shall be made not later than ten (10) days following the Change of Control.

5.	Termination of Employment.

5.1 Termination of Employment. Except as otherwise determined by the Committee or as otherwise provided in Section 4.4 or Section 5.2, no Award with respect to a Performance Period will be payable to any Participant who is not an employee of the Company on the last day of such Performance Period.

5.2 Death, Disability or Retirement. In the event that a Participant dies or his or her employment is terminated by reason of Disability or Retirement after an Award has been granted to the Participant but before it has been determined to be earned pursuant to Section 4.2, there shall be paid to the Participant (or, in the event of death, to the Participant’s Beneficiary or estate) a prorated amount equal to the Award payment that the Committee determines would have been paid to the Participant pursuant to Section 4.3 had his or her employment continued, multiplied by a fraction, the numerator of which is the number of completed calendar months of employment during the Performance Period and the denominator of which is twelve.

6.	Administration.

6.1 In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

6.2 Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

6.3 Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

6.4 Delegation. The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes, except that the Committee shall not delegate any authority with respect to decisions regarding Plan eligibility or the amount, timing or other material terms of Awards.

6.5 Books and Records. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

6.6 Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

7.	Miscellaneous.

7.1 Nonassignability. No Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by the laws of descent and distribution.

7.2 Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

7.3 Amendment or Termination of the Plan. The Plan may be amended or terminated by the Committee in any respect except that (i) no amendment may be made after the date on which an Executive

Officer is selected as a Participant for a Performance Period that would adversely affect the rights of such Participant with respect to such Performance Period without the consent of the affected Participant and (ii) no amendment shall be effective without the approval of the shareholders of the Company to increase the maximum Award payable under the Plan or if, in the opinion of counsel to the Company, such approval is necessary to satisfy the applicable requirements of Code Section 162(m).

7.4 Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

7.5 Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

7.6 Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

7.7 Limits of Liability. Neither the Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

7.8 No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause.

7.9 Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

7.10 Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term, or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

7.11 Applicable Law. The Plan will be governed by the laws of the Commonwealth of Virginia, as determined without regard to the conflict of law principles thereof.

7.12 Effective Date/Term. The Plan shall be effective only upon the approval by the shareholders of the Company at the 2004 Annual Meeting of Shareholders and shall be effective for the Plan Year in which such approval occurs and each of the next four succeeding Plan Years unless sooner terminated by the Committee in accordance with Section 7.3. For the fifth succeeding Plan Year, the Plan shall remain in effect in accordance with its terms unless amended or terminated by the Committee, and the Committee shall make the determinations required by Section 4 for such Plan Year, but the Plan shall be submitted for re-approval by the shareholders of the Company at the annual meeting of shareholders held during such fifth Plan Year, and payment of all Awards under the Plan for such Plan Year and any future Plan Years shall he contingent upon such approval.

UNIVERSAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 5, 2004

2:00 p.m.

1501 North Hamilton Street

Richmond, VA 23230

UNIVERSAL CORPORATION

Proxy

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Allen B. King and William L. Taylor, and each or either of them, proxies for the undersigned, with power of substitution, to vote all the shares of Common Stock of Universal Corporation held of record by the undersigned on June 22, 2004, at the Annual Meeting of Shareholders to be held at 2:00 p.m. on August 5, 2004, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES.

PLEASE VOTE BY PHONE OR INTERNET, OR DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued, and to be DATED and SIGNED on reverse side)

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy by mail.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your Proxy 24 hours a day, 7 days a week, until 2:00 p.m. (EST) on August 4, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

•	VOTE BY INTERNET — http://www.eproxy.com/uvv/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your Proxy 24 hours a day, 7 days a week, until 2:00 p.m. (EST) on August 4, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

•	VOTE BY MAIL

•	Mark, sign and date your Proxy and return it in the postage-paid envelope we have provided or return it to Universal Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy.

COMMON STOCK

1. Election of Directors:	01 Chester A. Crocker 02 Charles H. Foster, Jr.	03 Thomas H. Johnson 04 Jeremiah J. Sheehan	☐ Vote FOR all nominees (except as indicated below)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Re-approval of the Universal Corporation Executive Officer Annual Incentive Plan, as amended.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box ☐

Indicate changes below:

Date

Signature(s) in Box Please sign exactly as your name(s) appear(s) on this Proxy. Attorneys-in-fact, executors, trustees, guardians, corporate officers, etc. should give full title.

UNIVERSAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 5, 2004

2:00 p.m.

1501 North Hamilton Street

Richmond, VA 23230

UNIVERSAL CORPORATION

Voting Instruction

TO TRUSTEE, EMPLOYEES’ STOCK PURCHASE PLAN OF UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED AND DESIGNATED AFFILIATED COMPANIES.

This Voting Instruction is Solicited on Behalf of the Board of Directors of Universal Corporation.

Pursuant to Section 13.01 of the Employees’ Stock Purchase Plan of Universal Leaf Tobacco Company, Incorporated and Designated Affiliated Companies, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Universal Corporation credited to the undersigned Participant’s Account as of May 31, 2004, at the Annual Meeting of Shareholders of Universal Corporation, to be held at 2:00 p.m. on August 5, 2004, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting.

THIS VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, OR IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE SHARES OF UNIVERSAL CORPORATION COMMON STOCK CREDITED TO YOUR PARTICIPANT’S ACCOUNT SHALL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES OF UNIVERSAL CORPORATION COMMON STOCK FOR WHICH THE TRUSTEE HAS RECEIVED PROPER VOTING INSTRUCTIONS.

PLEASE VOTE BY PHONE OR INTERNET, OR DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued, and to be DATED and SIGNED on reverse side)

COMPANY #

There are three ways to vote your Voting Instruction

Your telephone or Internet vote directs the Trustee to vote your shares in the same manner as if you marked, signed and returned your Voting Instruction by mail.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your Voting Instruction 24 hours a day, 7 days a week, until 2:00 p.m. (EST) on August 4, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

•	VOTE BY INTERNET — http://www.eproxy.com/uvv/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your Voting Instruction 24 hours a day, 7 days a week, until 2:00 p.m. (EST) on August 4, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

•	VOTE BY MAIL

•	Mark, sign and date your Voting Instruction and return it in the postage-paid envelope we have provided or return it to Universal Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Voting Instruction.

EMPLOYEES’ STOCK PURCHASE PLAN OF

UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED

AND DESIGNATED AFFILIATED COMPANIES

1. Election of Directors:	01 Chester A. Crocker 02 Charles H. Foster, Jr.	03 Thomas H. Johnson 04 Jeremiah J. Sheehan	☐ Vote FOR all nominees (except as indicated below)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Re-approval of the Universal Corporation Executive Officer Annual Incentive Plan, as amended.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box ☐

Indicate changes below:

Date

Signature(s) in Box Please sign exactly as your name(s) appear(s) on this Voting Instruction. Attorneys-in-fact, executors, trustees, guardians, corporate officers, etc. should give full title.

UNIVERSAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 5, 2004

2:00 p.m.

1501 North Hamilton Street

Richmond, VA 23230

UNIVERSAL CORPORATION

Voting Instruction

TO TRUSTEE, LANDAMERICA FINANCIAL GROUP, INC. SAVINGS AND STOCK OWNERSHIP PLAN.

This Voting Instruction is Solicited on Behalf of the Board of Directors of Universal Corporation.

Pursuant to Section 10.5 of the LandAmerica Financial Group, Inc. Savings and Stock Ownership Plan, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Universal Corporation credited to the undersigned Participant’s Account as of June 21, 2004, at the Annual Meeting of Shareholders of Universal Corporation, to be held at 2:00 p.m. on August 5, 2004, and at any adjournments thereof, upon the matters listed on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting.

THIS VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, OR IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE SHARES OF UNIVERSAL CORPORATION COMMON STOCK CREDITED TO YOUR PARTICIPANT’S ACCOUNT SHALL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES OF UNIVERSAL CORPORATION COMMON STOCK FOR WHICH THE TRUSTEE HAS RECEIVED PROPER VOTING INSTRUCTIONS.

PLEASE VOTE BY PHONE OR INTERNET, OR DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued, and to be DATED and SIGNED on reverse side)

COMPANY #

There are three ways to vote your Voting Instruction

Your telephone or Internet vote directs the Trustee to vote your shares in the same manner as if you marked, signed and returned your Voting Instruction by mail.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your Voting Instruction 24 hours a day, 7 days a week, until 2:00 p.m. (EST) on August 4, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

•	VOTE BY INTERNET — http://www.eproxy.com/uvv/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your Voting Instruction 24 hours a day, 7 days a week, until 2:00 p.m. (EST) on August 4, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

•	VOTE BY MAIL

•	Mark, sign and date your Voting Instruction and return it in the postage-paid envelope we have provided or return it to Universal Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Voting Instruction.

LANDAMERICA FINANCIAL GROUP, INC. SAVINGS AND STOCK OWNERSHIP PLAN

1. Election of Directors:	01 Chester A. Crocker 02 Charles H. Foster, Jr.	03 Thomas H. Johnson 04 Jeremiah J. Sheehan	☐ Vote FOR all nominees (except as indicated below)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Re-approval of the Universal Corporation Executive Officer Annual Incentive Plan, as amended.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box ☐

Indicate changes below:

Date

Signature(s) in Box Please sign exactly as your name(s) appear(s) on this Voting Instruction. Attorneys-in-fact, executors, trustees, guardians, corporate officers, etc. should give full title.